EXHIBIT (i)



                         Opinion and Consent of Counsel




                           RYAN SMITH & CARBINE, LTD.


                               " ATTORNEYS AT LAW
                                  MEAD BUILDING
                                98 MERCHANTS IIOW

                                  P.0.. BOX 310



                           RUYLAND, VERMONT 05702-0310
                            TELEPHONE C802) 773-3344

                               FAX (802!) 773-1343

September 18, 1991


Tax Free Fund of Vermont, Inc.
110 Merchants Row
Rutland, Vermont 05701

Gentlemen:

We have acted as counsel to Tax Free Fund of Vermont, Inc., a Vermont corporation (the "Fund") in connection with its incorporation in the State of Vermont.

You have asked us for our opinion with respect to the legality of shares of the fund, $.01 (one cent) per share par value, to be issued as described In detail in the Registration Statement on form N-IA filed with the Securities and Exchange Commission (SEC Registration No. 33-41043) on or about June 6, 1991, Amendment No. I filed on or about August 12, 1991 and Amendment No. 2 filed on September 18, 1991 (the "Registration Statement").

We are of the opinion based upon a review of the corporate minutes and records that the 10,000 shares issued on September 6, 1991 are duly issued, validly outstanding, fully paid and non-assessable.

Further, we are of the opinion that upon (i) the effectiveness of the Registration Statement; (ii) the receipt of approval from the Vermont Department of Banking and insurance; and (iii) the issuance of the Fund's shares as described in the Registration Statement upon the terms and conditions set forth therein, the Fund's Common Stock thereafter issued will be duly issued, validly outstanding, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as an exhibit to and as a part of the Registration Statement.

Very truly yours,

RYAN SMITH & CARBINE, LTD.

By:    /s/ Thomas M. Dowling

      Thomas M. Dowling

TMD:T